Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2007 with respect to the financial statements of Bluegrass Container Holdings, LLC in the Registration Statement (Form S-4) and related Prospectus of Graphic Packaging Holding Company dated August 31, 2007.

/s/ Ernst & Young LLP

Chicago, Illinois
August 31, 2007